Exhibit 10.9

May 21, 21005

Mr. Robert D. Gallant

36 Spring Street

Amherst, Nova Scotia B4H 1R9

Subject: Navitrak Job Offer

Dear Robert:

It is our pleasure to offer you a full time position with Navitrak Engineering as Controller. The starting date for your position will be June 13, 2005. You will report to me. We formally operate on a 40-hour work-week but from time to time will require additional work to be done in order to achieve critical deadlines.

You initial salary will be $90,000 per year plus a car allowance of $350.00 monthly, paid on a semi-monthly basis. Your probationary period will be complete 90 days after your starting date and your first performance review will be completed on that date. After that performance reviews will be completed annually. Upon the successful completion of your first year we will also review your compensation with the intention of providing you with a 5 – 10% increase, subject to factors such as your performance and that of the company. I plan to recommend a minimum of 50,000 options for you, which will be in line with your peers and position in the company.

You have been offered three weeks vacation this year. Your vacation must be used during the year earned (on an anniversary basis) as there is no carry over provision unless there are extenuating circumstances and permission is received from me in writing.

The company provides a group insurance plan, including medical, dental life and long-term disability benefits. You are eligible for the plan after completion of your probation period. The company presently covers 50% of the cost. The balance will be deducted from your paycheck should you elect to join the plan. The company has an employee stock option plan and has from time to time awarded cash bonuses. All incentives are based on merit and you will be considered for such opportunities.

The company will also cover up to $5,000 of moving and re-location expenses.

We look forward to you joining our team. If you accept this offer, please send me an email at jstrickalnd@navitrak.com and sign in the space provided below and return the letter to me. We also will require your execution of our standard non-disclosure and non-competition agreements.

Sincerely,

Joel Strickland

President

Navitrak Engineering Incorporated

Offer accepted:	/s/ Robert Gallant, CMA

Date:	May 21, 2005